Exhibit 10-P



                                           November 22, 1995



 Mr. John G. Graham
 21 Candace Lane
 Chatham Township, New Jersey 07928

 Dear John:

       The purpose of this letter is to set forth the terms and conditions of the supplemental pension that GPU Service Corporation ("GPUSC") has agreed to provide to you upon your retirement.

       1. Upon your retirement on any date subsequent to the date of this letter (the date as of which you so retire is referred to herein as your "Retirement Date") you shall be entitled to receive from GPUSC a supplemental pension (your "Supplemental Pension"), which shall be in addition to the pension payable to you under GPUSC's Employee Pension Plan and GPUSC's Supplemental and Excess Benefits Plan (together, "GPUSC's Retirement Plans").

       2. The Supplemental Pension payable to you hereunder, when expressed as a single life annuity, shall be a monthly amount of income equal to the amount, if any, by which either (a) $12,653.50 for each month beginning after your Retirement Date and before the month beginning after your 62nd birthday, or (b) $12,153.50 for each month beginning after the later of your Retirement Date or your 62nd birthday, exceeds (c) the aggregate pension amount payable to you for such month under GPUSC's Retirement Plans, determined for this purpose without taking into account (i) any Additional Pension amount payable to you under GPUSC's Employee Pension Plan, and (ii) the 20% increase in the pension amounts payable to you under GPUSC's Retirement Plans during the first 12 months following your retirement.

       For purposes of the foregoing, if any part of the aggregate pension amount payable to you under GPUSC's Retirement Plans is not payable in the form of a single life annuity commencing on the first day of the month following your Retirement Date, the pension amount referred to in (c) above shall be determined as if such part were so payable.

       3. The Supplemental Pension shall be paid to you in the form of a single life annuity unless you are married on your Retirement Date, in which case it shall be paid in the form described as Option 2 in Section 10.1 of GPUSC's Employee Pension Plan, with your spouse as beneficiary.

       4. If you should die before you start to receive your Supplemental Pension, your surviving spouse, if any, shall be entitled to receive from GPUSC an annuity (the "Survivor's Annuity") payable to her for her lifetime in a monthly amount equal to 50% of the Supplemental Pension that would have been payable to you hereunder if you had not died, if you had retired on the last day of the month in which your death occurs, and if you had not been married on such last day.

 Mr. John G. Graham
 November 22, 1995
 Page 2




       5. Payment of your Supplemental Pension shall commence on the first day of the month following your Retirement Date and shall end with the payment due for the month in which your death occurs or, if the Supplemental Pension is payable in the form described as Option 2 in Section 10.1 of GPUSC's Employee Pension Plan, the month in which your death or your spouse's death occurs whichever is the later. Payment of the Survivor's Annuity shall commence on the first day of the month following the date of your death and shall end with the payment due for the month in which your surviving spouse's death occurs.

       6. With each monthly payment of the Supplemental Pension payable to you during the first 12 months following your Retirement Date, you shall be entitled to receive an additional amount equal to 20% of the amount of such monthly payment; provided, however, that if clause (a) of Section 2 hereof applies in calculating the Supplemental Pension amount payable for such month, the additional amount payable to you for such month under this Section 6 shall be equal to 20% of the Supplemental Pension amount that would be payable to you for such month if clause (b) instead of clause (a) of Section 2 were applicable in calculating the amount of your Supplemental Pension payment for such month.

       7. In addition to the Supplemental Pension described above, you will also receive (i) an extension of coverage in your and your family's health care benefits under the Supplemental and Excess Medical Plan to the third anniversary of the date of your retirement, or your attainment of age 62, whichever is later; and (ii) an amended Split-Dollar Agreement with respect to your Senior Executive Life Insurance policy to provide for eligibility to receive full benefits under your policy at age 55 with 10 years of service.

       8. You and your surviving spouse shall have the status of a mere unsecured creditor of GPUSC with respect to your, and her, right to receive any payment under this Agreement. This Agreement shall constitute a mere promise by GPUSC to make payments in the future of the benefits provided for herein. It is intended that the arrangements reflected in this Agreement be treated as unfunded for tax purposes, as well as for purposes of Title I of ERISA.

       9. Your rights and your surviving spouse's rights to payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by your creditors or the creditors of your spouse or any other beneficiary.

 Mr. John G. Graham
 November 22, 1995
 Page 2




       If the foregoing correctly reflects your understanding of the agreement between you and GPUSC relating to your Supplemental Pension, will you please so indicate on the enclosed duplicate copy of this letter which will then constitute a binding agreement between GPUSC on the one hand, and you, on the other.


                                           GPU SERVICE CORPORATION




                                           By:_________________________________
                                                 J. R. Leva, Chairman &
                                                 Chief Executive Officer



 The foregoing correctly reflects my understanding and is agreed to by me as of the date of this letter.


 _________________________________________
       John G. Graham
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